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                                                                    EXHIBIT 99.1

                                  BE FREE, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

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                                                                          December 31,   December 31,
                                                                              2001          2000
                                     ASSETS

 Current assets:
      Cash, cash equivalents and marketable securities                     $ 133,146     $ 149,860
      Accounts receivable, net                                                 2,736         3,903
      Prepaid expenses and other current assets                                4,567         4,815
                                                                           ----------    ----------
           Total current assets                                              140,449       158,578

 Marketable securities                                                             -         4,021
 Property and equipment, net                                                  11,962        17,443
 Intangible assets, net                                                        2,960       119,217
 Other assets                                                                    725         1,116
                                                                           ----------    ----------
           Total assets                                                    $ 156,096     $ 300,375
                                                                           ==========    ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
      Accounts payable and accrued expenses                                  $ 5,724       $ 6,794
      Deferred revenue                                                         1,210         1,250
      Current portion of long-term debt                                        2,110         2,593
                                                                           ----------    ----------

           Total current liabilities                                           9,044        10,637

 Long-term liabilities                                                         1,083         2,781
                                                                           ----------    ----------

           Total liabilities                                                  10,127        13,418

 Stockholders' equity                                                        145,969       286,957
                                                                           ----------    ----------
           Total liabilities and stockholders' equity                      $ 156,096     $ 300,375
                                                                           ==========    ==========


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Supplemental Data:

      Cash, cash equivalents and marketable securities                     $ 133,146     $ 149,860
      Marketable securities - noncurrent                                           -         4,021
                                                                           ----------    ----------

      Total cash, cash equivalents and marketable securities               $ 133,146     $ 153,881
                                                                           ==========    ==========



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